Exhibit 10.6

STRICTLY PRIVATE AND CONFIDENTIAL

DATED 13 OCTOBER 2017

THE COMPANIES IDENTIFIED IN

SCHEDULE 1 AS CHARGORS

AND

OXFORD FINANCE LLC

AS COLLATERAL AGENT

IP SECURITY AGREEMENT

GREENBERG TRAURIG, LLP

THE SHARD, LEVEL 8

32 LONDON BRIDGE STREET

LONDON SE1 9SG

STRICTLY PRIVATE AND CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	PAYMENT OF SECURED LIABILITIES	7

3.	GRANT OF SECURITY	7

4.	FURTHER ASSURANCE	8

5.	REPRESENTATIONS AND WARRANTIES	8

6.	COVENANTS	8

7.	ENFORCEMENT	8

8.	APPOINTMENT OF RECEIVER	9

9.	APPLICATION OF PROCEEDS	12

10.	EFFECTIVENESS OF SECURITY	12

11.	RELEASE OF SECURITY	15

12.	POWER OF ATTORNEY	15

13.	GROSS-UP AND PAYMENTS	16

14.	COSTS AND EXPENSES	17

15.	INDEMNITY	18

16.	ASSIGNMENTS AND TRANSFERS	18

17.	SET-OFF	18

18.	NOTICES AND COMMUNICATIONS	19

19.	CALCULATIONS AND CERTIFICATES	19

20.	CURRENCY CONVERSION	19

21.	CURRENCY INDEMNITY	19

22.	PARTIAL INVALIDITY	19

23.	REMEDIES AND WAIVERS	19

24.	AMENDMENTS AND WAIVERS	19

25.	TACKING	20

26.	COUNTERPARTS	20

27.	GOVERNING LAW	20

28.	JURISDICTION	20

SCHEDULE 1 THE CHARGORS		21

SCHEDULE 2 INTELLECTUAL PROPERTY		22

SCHEDULE 3 REPRESENTATIONS AND WARRANTIES		23

SCHEDULE 4 COVENANTS		25

i

STRICTLY PRIVATE AND CONFIDENTIAL

THIS DEED is dated October 13 2017 and made between:

(1)	THE COMPANIES whose names, registered offices and registered numbers are set out in schedule 1 (the “Chargors”); and

(2)	OXFORD FINANCE LLC as security agent and collateral agent (the “Collateral Agent”).

BACKGROUND

(A)	Pursuant to the Agreement, made between Lombard Medical Technologies, Inc, (in its capacity as “Borrower”), the Collateral Agent and the Lenders (as defined therein), the Lenders have agreed to make certain facilities to the Borrower.

(B)	It is a condition to the making of certain amendments and waivers in respect of the Agreement, that each of the Chargors enters into this Deed.

(C)	This Deed is given by each of the Chargors as continuing security for the Secured Liabilities (as defined below).

(D)	Each Chargor and the Collateral Agent intend this Deed to take effect as a deed notwithstanding that a party may execute it under hand.

(E)	This Deed is without prejudice to the provisions of the Debenture.

THIS DEED WITNESSES that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Administrator” means any administrator appointed to manage the affairs, business and property of each Chargor under this Deed.

“Agreement” means the loan and security agreement dated 24 April 2015 and made between Lombard Medical Technologies, Inc., the Collateral Agent and the Lenders, as subsequently amended on 3 September 2015 and as further amended on or about the date of this Deed.

“Charged Property” means all the assets, property and undertaking for the time being subject to the security created by this Deed. Any reference to one or more of the Charged Property includes all or any part of it or each of them.

“Debenture” means the debenture dated 24 April 2015 and made between the Chargors and the Collateral Agent.

“Default Rate” has the meaning given to it in the Agreement.

“Enforcement Event” means the occurrence of an Event of Default (as such term is defined in the Agreement).

“Group” means Lombard Medical, Inc. and any of its Subsidiaries.

“IA” means the Insolvency Act 1986.

“Indebtedness” has the meaning given to it in the Agreement.

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“Insolvency” of a person includes the dissolution, bankruptcy, insolvency, winding-up, liquidation, administration, examination, amalgamation, reconstruction, reorganisation, arrangement, adjustment, administrative or other receivership or dissolution of that person, the official management of all of its revenues or other assets or the seeking of protection or relief of debtors and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction.

“Instrument” means any document (including any form of writing) under which any obligation is evidenced or undertaken or any Lien (or right in any Lien) is granted or perfected or purported to be granted or perfected.

“Intellectual Property” means all intellectual property, including the intellectual property listed in schedule 2, and including all present or future patents, trade marks, service marks, trade names, domain names, designs, copyrights, moral rights, inventions, topographical or similar rights, rights in databases, trade secrets, confidential information and know-how, and any interest in any of these rights, whether or not registered or registrable, including all applications and rights to apply for registration and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, and all fees, royalties and other rights derived from, or incidental to, these rights together with all Related Rights. In relation to each Chargor, “its Intellectual Property” means all Intellectual Property in which it has any rights.

“Lenders” has the meaning given to it in the Agreement.

“Liability” means any present or future obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owned jointly or severally and whether a principal or surety or in any other capacity and including any amount which would constitute such a liability but for any discharge, non-probability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” has the meaning given to it in the Agreement.

“Losses” means all losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, charges, expenses and other liabilities of any kind.

“LPA” means the Law of Property Act 1925.

“Material Adverse Change” has the meaning given to it in the Agreement.

“Obligor” means the Borrower, each of the Chargors and any other member of the Group providing a guarantee or indemnity for the obligations of the Borrower or any other member of the Group under or pursuant to the Loan Documents.

“Party” means a party to this Deed.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of a Chargor or any of its Subsidiaries, entered into in the ordinary course of business prior to the date of this Deed, provided, that, with respect to each such license described in clause (B), (i) no Event of Default had occurred or was continuing at the

STRICTLY PRIVATE AND CONFIDENTIAL

time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the relevant Chargor or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) the relevant Chargor delivered ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivered to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the relevant Chargor or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Person” means is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Related Rights” means in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, contract of insurance, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset;

(d)	any monies and proceeds paid or payable in respect of that asset; and

(e)	in relation to any Investment, any right against any clearance system and any rights against any institution or under any agreement.

“Receiver” means a receiver, receiver and manager or administrative receiver of any or all of the Charged Property appointed by the Collateral Agent under this Deed whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

“Secured Liabilities” means all present and future Liabilities of each Chargor and any other Obligor to the Secured Parties to or any of thereof under or in relation to any one or more of the Loan Documents (including, without limitation, all Liabilities arising out of any extension, variation, modification, restatement or novation (however fundamental) but excluding any money, obligation or liability which would cause the covenant set out in clause 2 or the security which would otherwise be constituted by this Deed to be unlawful or prohibited by any applicable law or regulation.

“Secured Party” means the Collateral Agent and each Lender together with any Receiver.

“Security Period” means the period starting on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

“Subsidiary” means a “subsidiary undertaking” within the meaning of s1162 Companies Act 2006.

STRICTLY PRIVATE AND CONFIDENTIAL

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“VAT” means the value added tax provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any applicable jurisdiction.

1.2	Construction

1.2.1	Unless a contrary indication appears, a term defined in the Agreement has the same meaning in this Deed.

1.2.2	In addition, in this Deed, any reference to:

(a)	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description (and any reference to a particular type or category of assets includes any present or future assets of that type or category);

(b)	an “amendment” includes a supplement, restatement, variation, novation or re-enactment (and “amended” shall be construed accordingly);

(c)	an “authorisation” includes an authorisation, consent, licence, approval, resolution, exemption, filing, registration and notarisation;

(d)	“this Deed” includes the schedules which form part of this Deed for all purposes;

(e)	a “disposal” includes any lease, licence, transfer, sale or other disposal of any kind (with related words being construed accordingly);

(f)	any “Loan Document”, other “Instrument” or other “document” is to that Loan Document, other Instrument or other document as supplemented, otherwise amended, replaced or novated from time to time (however fundamental that amendment, novation or replacement may be;

(g)	one gender shall include a reference to the other genders and words in the singular shall include the plural (and vice versa);

(h)	“including” means “including without limitation” (with related words being construed accordingly), “in particular” means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(i)	a “Party” or other “particular person” includes its successors in title, permitted assignees and permitted transferees in accordance with their respective interests; and this Deed shall be enforceable notwithstanding any change in the constitution of the Collateral Agent, its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person;

STRICTLY PRIVATE AND CONFIDENTIAL

(j)	“person” includes any individual, firm, company or other corporation, unincorporated body of persons, government, state or any agency of a person, any association, trust or partnership (whether or not having separate legal personality) or two or more of them;

(k)	a “right” includes any title, estate, interest, claim, remedy, power, authority, discretion or other right of any kind, both present and future (and any reference to rights in a particular asset or type or category of assets includes any rights in the proceeds of any disposal of that asset or any assets within that type or category);

(l)	“regulation” includes any regulation, rule, official directive, notice, request, code of practice, guideline, demand or decision (in each case whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(m)	a “statute” or “statutory provision” includes a reference to any subordinate legislation made under that statute or statutory provision, to any modification, re-enactment or extension of that statute or statutory provision and any former statute or statutory provision which it consolidated or re-enacted before the date of this Deed;

(n)	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

(o)	“this security” means the Lien constituted by or purported to be constituted by or pursuant to this Deed; and

(p)	an Event of Default is “continuing” if it has not been remedied or waived in writing.

1.2.3	The index and clause, schedule and paragraph headings are for ease of reference only and shall not affect the interpretation of this Deed.

1.3	Trust

The Collateral Agent holds the benefit of this Deed, including the rights granted in it, on trust for the Secured Parties on the terms set out in the Agreement. To the extent of any inconsistency, the provisions of the Agreement shall prevail.

1.4	Perpetuity period

The perpetuity period applicable to any trusts declared or created by this Deed shall be 125 years.

1.5	Secured Liabilities not paid if avoided

If the Collateral Agent considers that an amount paid by a Chargor in respect of the Secured Liabilities is capable of being avoided, or otherwise set aside, on the liquidation or administration of such Chargor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

STRICTLY PRIVATE AND CONFIDENTIAL

1.6	Third party rights

Other than a Receiver, an Indemnified Person and any delegate, save where the contrary appears, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed. The consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

1.7	Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to clause 3:

1.7.1	the words “other than any charges, encumbrances or rights which that person does not and would not reasonably be expected to know about” in section 3(1);

1.7.2	the words “except to the extent that” and all the words thereafter in section 3(2); and

1.7.3	section 6(2).

1.8	Relationship with the Debenture

1.8.1	The security created or purported to be created by this Deed is without prejudice to the security created under the Debenture, which Debenture remains in full force and effect.

1.8.2	The Parties agree and acknowledge that the fixed charge created by this Deed in clause 3, ranks in priority to the floating charge created under the Debenture. In the event of a conflict between the terms of this Deed and the terms of the Debenture, the terms of this Deed shall prevail.

2.	PAYMENT OF SECURED LIABILITIES

2.1	Covenant to pay

Each Chargor shall as primary obligor and not merely as a surety upon demand pay to the Collateral Agent and discharge the Secured Liabilities when they become due.

2.2	Interest

Any amount which is not paid under this Deed when due shall bear interest at the Default Rate (both before and after judgment and payable on demand) from its due date up to the date of a final payment, such interest to accrue at a daily basis.

3.	GRANT OF SECURITY

As a continuing security for the payment and discharge of the Secured Liabilities, each Chargor with full title guarantee charges in favour of the Collateral Agent by way of first fixed charge, all its present and future right, title and interest in all Intellectual Property together with any Related Rights.

STRICTLY PRIVATE AND CONFIDENTIAL

4.	FURTHER ASSURANCE

4.1	Each Chargor shall promptly (and shall ensure that its nominees shall), at the request of the Collateral Agent and at its own cost, do all acts and things and execute any Instrument or other documents (including any legal or other mortgages, charges or transfers) in favour of the Collateral Agent in such form as the Collateral Agent may require and otherwise do any acts and things, as the Collateral Agent requires from time to time:

4.1.1	for giving effect to, perfecting (including the priority of it), preserving or protecting the Collateral Agent’s security over the Charged Property created (or intended to be created) by this Deed; or

4.1.2	to facilitate the realisation or enforcement of, or exercise any of the rights and powers conferred on of the Collateral Agent or any other Secured Party or any Receiver in relation to, the security over the Charged Property created (or intended to be created) by this Deed.

The obligations of each Chargor under this clause 4.1 shall be in addition to and not in substitution for the covenants for further assurance deemed to be included in this Deed by virtue of section 2 of the Law of Property (Miscellaneous Provisions) Act 1994 (as extended or otherwise varied by this Deed).

5.	REPRESENTATIONS AND WARRANTIES

Each Chargor represents and warrants to the Collateral Agent in the terms set out in schedule 3.

6.	COVENANTS

Each Chargor covenants with the Collateral Agent in the terms set out in schedule 4.

7.	ENFORCEMENT

7.1	This security shall become immediately enforceable if an Enforcement Event occurs and is continuing.

7.2	After the security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any of its rights under this Deed as it thinks fit. In particular, it may without further notice, exercise in relation to the Charged Property:

7.2.1	the power of sale and all other powers conferred on mortgagees by the LPA (or otherwise by law) or on an administrative receiver by the IA, in either case as extended or otherwise amended by this Deed; and

7.2.2	(without first appointing a Receiver) any or all of the rights which are conferred by this Deed (whether expressly or by implication) on a Receiver, including those relating to Leases set out in clause 8.2.4.

7.3	LPA provisions

7.3.1	The Secured Liabilities shall be deemed for the purposes of all powers implied by statute to have become due and payable within the meaning of s101 LPA immediately on the execution of this Deed.

7.3.2	s93(1) LPA and s103 LPA shall not apply to this Deed or to any exercise by the Collateral Agent of its right to consolidate mortgages or its power of sale.

7.3.3	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under s99 or s100 LPA.

STRICTLY PRIVATE AND CONFIDENTIAL

7.4	Protection of third parties

7.4.1	No purchaser, mortgagee or other person dealing with a Receiver or the Collateral Agent shall be bound to enquire whether its right to exercise any of its rights has arisen or become exercisable, or be concerned as to the application of any money paid, raised or borrowed or as to the propriety or regularity of any sale by or other dealing with that Receiver or the Collateral Agent.

7.4.2	All of the protection to purchasers contained in ss104 and 107 LPA and s42(3) IA shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent as if the Secured Liabilities had become due and the statutory powers of sale and the appointment of a Receiver in relation to the Charged Property had arisen on the date of this Deed.

7.5	Privileges

Each of the Collateral Agent and any Receiver is entitled to all the rights, powers privileges and immunities conferred by law (including the LPA) or mortgagees and receivers duly appointed under any law (including the LPA).

7.6	Delegation

7.6.1	The Collateral Agent and a Receiver may delegate to any person or persons all or any of the rights which are exercisable by it under this Deed. A delegation under this clause may be made in any manner (including by power of attorney) and on any terms (including power to sub-delegate) which the Collateral Agent or Receiver may think fit.

7.6.2	A delegation under clause 7.6.1 shall not preclude the subsequent exercise of those rights by the Collateral Agent or Receiver itself nor preclude the Collateral Agent or Receiver from making a subsequent delegation of them to another person or from revoking that delegation.

7.6.3	Neither the Collateral Agent nor a Receiver shall be liable or responsible to any Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except in the case of their gross negligence, fraud or wilful default.

7.7	No liability

None of the Collateral Agent, any Receiver, any delegate or any Administrator shall be liable as a mortgagee in possession or otherwise to account in relation to all or any part of the Charged Property for any loss on realisation or for any other action, default or omission for which it or he might be liable.

8.	APPOINTMENT OF RECEIVER

8.1	Appointment of Receiver

Without prejudice to any statutory or other powers of appointment of the Collateral Agent under the LPA as extended by this Deed or otherwise, at any time after this security has become enforceable or if a Chargor so requests in writing at any time the Collateral Agent may without further notice to that Chargor do any of the following:

STRICTLY PRIVATE AND CONFIDENTIAL

8.1.1	appoint by deed or otherwise (acting through a duly authorised officer) any one or more persons qualified to act as a Receiver to be a Receiver of all or any part of the Charged Property;

8.1.2	either at the time of appointment or any time after that appointment fix his or their remuneration (without being limited by the maximum rate specified in s109(6) LPA) provided that such rate is reasonable in accordance with market standards; and

8.1.3	(except as otherwise required by statute) remove any Receiver and appoint another or others in his or their place.

8.2	Powers of Receiver

Every Receiver shall have in relation to the Charged Property (every reference in this clause 8.2 to “Charged Property” being a reference only to all or any part of the Charged Property in respect of which that Receiver was appointed) the powers granted by the LPA to any receiver appointed under it or to any mortgagor or mortgagee in possession and (whether or not the Receiver is an administrative receiver) the powers granted by the IA to any administrative receiver, all as varied and extended by this Deed. In addition, but without limiting the preceding sentence, every Receiver shall have power to do the following:

8.2.1	Collection: take possession of and collect the Charged Property and collect and get in all rents and other income whether accrued before or after the date of his appointment and for those purposes make any demands and take any actions or other proceedings which may seem to him expedient;

8.2.2	Compliance with Deed: comply with and perform all or any of the acts, matters, omissions or things undertaken to be done or omitted by a Chargor under this Deed;

8.2.3	Management of business: carry on, manage, develop, reconstruct, amalgamate or diversify the business of a Chargor or any part of it in such manner as he shall in his discretion think fit;

8.2.4	Dealing with Charged Property: sell or otherwise dispose of the Charged Property, grant licences, rights or options over or in respect of them and surrender, agreement or arrangement relating to them or otherwise agree to any such dealing. This power may be exercised without the need to comply with s99 and s100 LPA. Any disposal or other dealing under this clause 8.2.4 may be effected in the manner and on the terms which he thinks fit, for consideration consisting of cash, deeds or other obligations, shares or other valuable consideration and this consideration may be payable in a lump sum or by instalments spread over a period as he may think fit;

8.2.5	Upkeep of Charged Property: maintain or renew the Charged Property as he shall think fit;

8.2.6	Dealing with third parties: appoint or dismiss officers, employees, contractors or other Agents and employ professional advisers and others on such terms (as to remuneration and otherwise) as he may think fit;

8.2.7	Agreements: perform, repudiate, terminate, amend or enter into any arrangement or compromise any contracts or agreements which he may consider expedient;

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8.2.8	Proceedings: settle, arrange, compromise or submit to arbitration any accounts, claims, questions or disputes which may arise in connection with the business of a Chargor or the Charged Property and bring, prosecute, defend, enforce, compromise, submit to and discontinue any actions, suits, arbitrations or other proceedings;

8.2.9	Rights in connection with Charged Property: exercise or permit a Chargor or any nominee of such Chargor to exercise any rights incidental to the ownership of the Charged Property in such manner as he may think fit;

8.2.10	Subsidiaries: form a subsidiary or subsidiaries of a Chargor and transfer or license to it or them or any other person the Charged Property on such terms as he may think fit;

8.2.11	Assets and rights: purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall consider necessary or desirable for the carrying on, improvement or realisation of the Charged Property or the business of a Chargor or otherwise for the benefit of the Charged Property;

8.2.12	Raising money: in the exercise of any of the rights conferred on him by this Deed or for any other purpose to raise and borrow money either unsecured or secured and either in priority to, pari passu with or subsequent to this security and generally on such terms as he may think fit;

8.2.13	Receipts and discharges: give valid receipts for all monies and execute all discharges, assurances and other documents which may be proper or desirable for realising the Charged Property and redeem, discharge or compromise any Lien whether or not having priority to the security or any part of it;

8.2.14	All other acts: execute and do all such other acts, things and documents as he may consider necessary or desirable for the realisation or preservation of the Charged Property or incidental or conducive to any of the rights conferred on or vested in him under or by virtue of this Deed or otherwise and exercise and do in relation to the Charged Property, and at the cost of the relevant Chargor, all the rights and things which he would be capable of exercising or doing if he were the absolute beneficial owner of the same; and

8.2.15	Name of Chargor: use the name of the relevant Chargor or his own name to exercise all or any of the rights conferred by this Deed.

8.3	Agent of a Chargor

Any Receiver appointed under this Deed whether acting solely or jointly shall be deemed to be the Agent of the relevant Chargor and to be in the same position as a receiver appointed under the LPA and such Chargor shall be solely responsible for his acts, omissions, defaults, losses and misconduct and for his remuneration and the Collateral Agent shall not be in any way liable or responsible either to that Chargor or to any other person for any Receiver.

8.4	Joint appointment

If at any time two or more persons have been appointed as Receivers of the same Charged Property, each one of those Receivers shall be entitled to exercise individually all of the rights conferred on Receivers under this Deed to the exclusion of the other or others in relation to any of the Charged Property in respect of which he has been appointed unless the Collateral Agent shall state otherwise in the document appointing him.

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8.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or implicitly) or by law on a Receiver may after this security become enforceable be exercised by the Collateral Agent in relation to the Charged Property without first appointing a Receiver or notwithstanding the appointment of a Receiver.

8.6	Personnel

The Collateral Agent may by writing under its hand (and to the extent it is lawful) remove any Receiver appointed by it and may whenever it thinks fit, appoint a new Receiver in place of any Receiver whose appointment may for any reason have terminated.

9.	APPLICATION OF PROCEEDS

9.1	Order of priority

Any monies received by the Collateral Agent or any Receiver under this Deed or under the rights conferred by this Deed shall, after the occurrence of an Enforcement Event (subject to payment of any claims having priority to this security and by way of variation of the provisions of the LPA), be applied in the following order, but without prejudice to the right of the Collateral Agent to recover any shortfall from a Chargor:

9.1.1	where applicable, in payment of all Losses of and incidental to the appointment of the Receiver and the exercise of all or any of his powers;

9.1.2	where applicable, in payment of the Receiver’s remuneration at such rate as may reasonably be agreed with the Collateral Agent;

9.1.3	in or towards discharge of the Secured Liabilities; and

9.1.4	if the Chargor is not under any further actual or contingent liability under any Loan Document, in payment of the surplus (if any) to the person or persons entitled to it.

10.	EFFECTIVENESS OF SECURITY

10.1	Continuing security

This Deed and the security constituted by this Deed shall be continuing security for the Secured Liabilities, despite any settlement of account or intermediate payment or discharge in whole or in part and shall extend to the ultimate balance due at any time from the Chargors to the Secured Parties under the Loan Documents.

10.2	Additional security

This Deed and the security constituted by or pursuant to this Deed shall be cumulative in addition to, and independent of every, and shall not be prejudiced by any, other Lien, guarantee, indemnity or suretyship which the Collateral Agent may, at any time, hold for any of the Secured Liabilities. No prior Lien held by the Collateral Agent or any other Secured Party over the whole or any part of the Charged Property shall, by virtue of the entry into this Deed, merge in the security created by this Deed.

10.3	Waiver of defences

The liabilities and obligations of each Chargor under this Deed in respect of any of the Secured Liabilities shall not be discharged, prejudiced or affected by any act, omission, matter or thing which, but for this clause 10.3, would reduce, release or prejudice any of its liabilities and obligations under this Deed, including (whether or not known to it or the Collateral Agent):

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10.3.1	any time, waive or consent granted to, or composition with, any Obligor or other person;

10.3.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

10.3.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

10.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

10.3.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

10.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security;

10.3.7	any act, omission or circumstance which but for this clause 10.3, might operate to discharge, release, reliance, extinguish, impair or otherwise affect any of the obligations of the Chargor under this Deed or any of the rights and remedies of the Collateral Agent or any security; or

10.3.8	any Insolvency of an Obligor.

10.4	Immediate Recourse

Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party to enforce any Lien or other rights or claim any payment from or otherwise proceed against any other person before enforcing this Deed against the Chargor. This waiver applies irrespective of any applicable law and regulation or any provision of any Loan Document to the contrary.

10.5	Discretion in enforcement

Until the expiry of the Security Period, the Collateral Agent or any Receiver may:

10.5.1	refrain from applying or enforcing any other monies, Security or other rights held or received by it in respect of the Secured Liabilities or apply and enforce them in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise) and no Chargor shall be entitled to the benefit of the same; and

10.5.2	hold in an interest-bearing suspense account any monies received from a Chargor or on account of the Secured Liabilities.

STRICTLY PRIVATE AND CONFIDENTIAL

10.6	Non-Competition

Unless:

10.6.1	all amounts which may be or become payable by the Obligors under or in connection with the Loan Documents have been irrevocably paid in full; or

10.6.2	the Collateral Agent otherwise directs, no Chargor shall, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any agent on its behalf);

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this clause;

(c)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Secured Party (or any agent on its behalf); or

(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this clause or in accordance with any directions given by the Collateral Agent under this clause.

10.7	Subsequent Security

At any time following:

10.7.1	the Collateral Agent or any other Secured Party’s receipt of notice (either actual or constructive) of any subsequent Lien affecting the Charged Property;

10.7.2	the Insolvency of a Chargor; or

10.7.3	any disposal of all or any of the Charged Property in breach of paragraph 2 of schedule 4,

any Secured Party may open a new account or accounts in the name of a Chargor (whether or not it permits any existing account to continue). If a Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the Insolvency commenced or the assignment or transfer occurred and from that time all payments made by such Chargor to, the Secured Party or received by the Secured Party for the account of the Chargor shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Deed at the time when the Secured Party received or was deemed to have received that notice or, as the case may be, the Insolvency commenced or the assignment or transfer occurred.

STRICTLY PRIVATE AND CONFIDENTIAL

11.	RELEASE OF SECURITY

11.1	Release of Security

Subject to clause 11.2, following the expiry of the Security Period and at the request and cost of a Chargor, the Collateral Agent shall, as soon as reasonably practicable after receipt of that request, release and discharge this security and re-assign the assets assigned to the Collateral Agent under this Deed to such Chargor (or as it shall direct), at all times without recourse, representation or warranty and the rights of any person having prior rights over those assets. Any release or discharge of this security or re-assignment shall not release or discharge a Chargor from any liability to the Collateral Agent or any other Secured Party for the Secured Liabilities or any other monies which exists independently of this Deed.

11.2	Reinstatement

11.2.1	Any release, settlement, discharge, re-assignment or arrangement (in this clause 11, a “release”) made by the Collateral Agent on the faith of any assurance, security or payment shall be conditional on that assurance, security or payment not being avoided, reduced, clawed back or ordered to be repaid under any law relating to Insolvency.

11.2.2	If any avoidance, reduction or clawback occurs or order is made as referred to in clause 11.2.1, then the release given by the Collateral Agent shall have no effect and shall not prejudice the right of the Collateral Agent to enforce this security in respect of the Secured Liabilities. As between a Chargor and the Collateral Agent, this security shall (notwithstanding the release) be deemed to have remained at all times in effect and held by the Collateral Agent as security for the Secured Liabilities.

11.3	Redemption

The Collateral Agent may at any time:

11.3.1	redeem, or procure the transfer to itself of, any prior Lien over any Charged Property; or

11.3.2	settle and pass the accounts of the holder of any prior Lien. Any accounts so settled and passed shall be conclusive and binding on each Chargor.

11.4	Costs of redemption

All principal monies, interest, costs, expenses and other amounts incurred in and incidental to any redemption or transfer under clause 11.3 shall be paid by a Chargor to the Collateral Agent on demand, in each case together with interest calculated in the manner referred to in clause 14.

12.	POWER OF ATTORNEY

12.1	Appointment

Each Chargor irrevocably and by way of security appoints the Collateral Agent and any Receiver and every delegate referred to in clause 7.6 and each of them jointly and also severally to be its attorney (with full powers of substitution and delegation) and in its name or otherwise and on its behalf and as its act and deed following the occurrence of an Enforcement Event to execute, deliver and perfect all Instruments and other documents and do any other acts and things which may be required or which the attorney may consider to be required or desirable:

STRICTLY PRIVATE AND CONFIDENTIAL

12.1.1	to carry out any obligation imposed on it by this Deed or any other agreement binding on the Chargor to which the Collateral Agent is a Party (including the execution and delivery of any mortgages, deeds, charges, assignments or other transfers of the Charged Property;

12.1.2	to carry into effect any disposal or other dealing by the Collateral Agent or any Receiver;

12.1.3	to convey or transfer any right in any asset;

12.1.4	to register or renew registration of the existence of the security or the restrictions on dealing with the Charged Property under this Deed or any other Loan Document or by law or regulation;

12.1.5	to get in the Charged Property; and

12.1.6	to enable the Collateral Agent and any Receiver to exercise the respective rights, powers and authorities conferred on them by this Deed or by applicable law and regulation,

and each Chargor undertakes to ratify and confirm all acts and things done by an attorney in the exercise or purported exercise of its powers and all monies spent by an attorney shall be deemed to be expenses incurred by the Collateral Agent under this Deed.

12.2	Irrevocable power

Each Chargor acknowledges that each power of attorney granted by clause 12.1 is granted irrevocably and for value as part of this security to secure a proprietary interest of, and the performance of obligations owed to, the donee within the meaning of s4 Powers of Attorney Act 1971.

13.	GROSS-UP AND PAYMENTS

13.1	Grossing Up

Each payment made by a Chargor to the Collateral Agent under this Deed shall be made free and clear of and without deduction for or on account of Tax unless such Chargor is required to make such payment subject to the deduction or withholding of Tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Collateral Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

13.2	Tax Credit

If a Chargor makes an increased Tax payment to the Collateral Agent under clause 13.1 and the Collateral Agent reasonably determines that:

13.2.1	a Tax Credit is attributable to that Tax payment; and

13.2.2	that Collateral Agent has obtained, utilised and retained that Tax Credit,

STRICTLY PRIVATE AND CONFIDENTIAL

the Collateral Agent shall pay an amount to the Chargor which the Collateral Agent reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the increased Tax payment under clause 13.1 not been made by the Chargor, provided that any costs of such determination reasonably incurred by the Collateral Agent shall be borne by the Chargor.

13.3	Payments without Set-Off

Any payment made by a Chargor under this Deed shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

13.4	Manner of Payment

Each payment made by a Chargor under this Deed shall be paid in the manner required by the Collateral Agent.

14.	COSTS AND EXPENSES

14.1	Costs and expenses

Each Chargor shall promptly pay to or reimburse the Collateral Agent on demand, on a full indemnity basis, for all Losses incurred by the Collateral Agent in relation to:

14.1.1	the negotiation, preparation and execution of this Deed;

14.1.2	any actual or proposed amendment of or waiver or consent under or in connection with this Deed requested by the Chargor;

14.1.3	any discharge or release of this security;

14.1.4	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with, and the enforcement (or attempted enforcement) of, this Deed and the perfection or enforcement of any other Lien for or guarantee in respect of the Secured Liabilities;

14.1.5	the taking or holding of this security or any proceedings in relation to it or to all or any of the Charged Property; and

14.1.6	fees reasonably incurred in respect of any advice obtained in relation to any other matter or question arising out of or in connection with this Deed.

14.2	Taxes

Each Chargor shall pay all stamp, registration and other Taxes to which this Deed, this security or any judgment or order given in connection with this Deed may at any time be subject and shall on demand indemnify the Collateral Agent against any Losses resulting from any failure to pay or delay in paying the same.

14.3	Value Added Tax

The following provisions shall apply:

14.3.1	all amounts expressed to be payable under this Deed shall be exclusive of any VAT;

STRICTLY PRIVATE AND CONFIDENTIAL

14.3.2	if VAT is chargeable on any supply made by either Party to the other under this Deed (whether that supply is taxable pursuant to the exercise of an option or otherwise), such Party receiving the relevant supply shall pay to that Party making the supply (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT as further consideration; and

14.3.3	where this Deed requires a Chargor to reimburse a Secured Party for any costs or expenses, that Chargor shall also pay any amount of those costs or expenses incurred referable to VAT charged thereon.

15.	INDEMNITY

Each Chargor shall on demand indemnify and keep indemnified the Collateral Agent and every Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Deed and their respective employees (each one “Indemnified Person”) in respect of all Losses incurred or suffered by any of them directly or indirectly as a result of the exercise or purported exercise of any of the rights vested in them under this Deed and against all Losses suffered or incurred by any of them in respect of any matter or thing done or omitted relating to the Charged Property or occasioned by any breach of any of a Chargor’s covenants or other obligations under this Deed or otherwise relating to all or any part of the Charged Property except where such Losses have resulted from the gross negligence, fraud or wilful misconduct by any such Indemnified Person.

16.	ASSIGNMENTS AND TRANSFERS

16.1	Collateral Agent

The Collateral Agent may assign any or all of its rights and transfer any or all of its obligations under this Deed.

16.2	Chargor

No Chargor may assign any of its rights or transfer any of its rights or obligations under this Deed save with the prior written consent of the Collateral Agent.

16.3	Disclosure of information

The Collateral Agent may disclose any information about any Chargor which it shall consider appropriate to any affiliate, any of its professional advisers, any person to whom it is proposing to assign or transfer, or has assigned or transferred, any of its rights and obligations under this Deed or to any person to whom information may be required to be disclosed by any applicable law and regulation.

17.	SET-OFF

17.1	A Secured Party may set-off any matured obligation due from a Chargor under this Deed (to the extent beneficially owned by such Secured Party) against any obligation (whether or not matured) owed by that Secured Party to such Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17.2	No Obligation

No Secured Party shall be obliged to examine any right given to it under clause 17.1.

STRICTLY PRIVATE AND CONFIDENTIAL

18.	NOTICES AND COMMUNICATIONS

The provisions of clause 10 (Notices) of the Agreement shall be deemed incorporated herein, as if set out in this Deed, mutatis mutandis save that the addresses and details for each Chargor are as set out below its attestation clause, or such other address as a Chargor shall notify in writing to the Collateral Agent after the date of this Deed.

19.	CALCULATIONS AND CERTIFICATES

Any certificate or determination of the Collateral Agent as to any matter provided for in this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.	CURRENCY CONVERSION

In order to apply any sum held or received by the Collateral Agent or a Receiver in or towards payment of the Secured Liabilities, the Collateral Agent or such Receiver may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Collateral Agent or such Receiver is able to effect such purchase.

21.	CURRENCY INDEMNITY

If any sum due from a Chargor under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the “first currency”) in which the same is payable under this Deed or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Chargor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, each Collateral Agent shall indemnify and hold harmless each Secured Party from and against any loss it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and (ii) the rate or rates of exchange at which such Secured Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

22.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

23.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any remedy or other right under this Deed shall operate as a waiver, nor shall any single or partial exercise of any remedy or other right prevent any further or other exercise or the exercise of any other right. The remedies and other rights provided in this Deed are cumulative and not exclusive of any remedies and other rights provided by law.

24.	AMENDMENTS AND WAIVERS

Any term of this Deed may be amended or waived only with the written consent of the Collateral Agent and each Chargor and any such amendment or waiver will be binding on all Parties.

STRICTLY PRIVATE AND CONFIDENTIAL

25.	TACKING

The Collateral Agent must perform its obligation under the Loan Documents including any obligations to make available further advances.

26.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and if applicable, seals) on the counterparts were on a single copy of this Deed.

27.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of it are governed by, and construed in accordance with, English law.

28.	JURISDICTION

28.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

28.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.

28.3	This clause 28 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

EXECUTION

This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

STRICTLY PRIVATE AND CONFIDENTIAL

SCHEDULE 1

THE CHARGORS

Name	Registered Office	Registered Number
Lombard Medical	Lombard Medical House	04636949
Technologies Limited	4 Trident Park
	Basil Hill Road Didcot
	Oxfordshire
	OX11 7HJ

Lombard Medical Limited	Lombard Medical House	02998639
	4 Trident Park
	Basil Hill Road Didcot
	Oxfordshire
	OX11 7HJ

STRICTLY PRIVATE AND CONFIDENTIAL

SCHEDULE 2

INTELLECTUAL PROPERTY

[See attached]

STRICTLY PRIVATE AND CONFIDENTIAL

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES

Each Chargor represents and warrants to the Collateral Agent and to each Secured Party that:

1.	Title to Charged Property

1.1	Each Chargor and each of its Subsidiaries has good title to, have rights in, and the power to transfer each item of the Charged Property upon which it purports to grant a Lien under this Deed, free and clear of any and all Liens.

2.	No avoidance

This Deed creates the security it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise.

3.	Obligations, legal, valid and binding

This Deed is its legal, valid and binding obligation and, is enforceable against it in accordance with its terms.

4.	Intellectual Property

4.1	As at the date of this Deed or, if later, the date it became a Party, all Intellectual Property which is material to its business is identified in schedule 2.

4.2	Each Chargor and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens. (i) Each Chargor’s and each of its Subsidiaries’ Intellectual Property is valid and enforceable no part of each Chargor’s or each of its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of each Chargor’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by the Chargor or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. No Chargor nor any of their Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which such Chargor or such Subsidiary is the licensee that (i) prohibits or otherwise restricts a Chargor or its Subsidiaries from granting a security interest in such Chargor’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could be reasonably likely to interfere with Collateral Agent’s or any Lender’s right to sell any Charged Property. Each Chargor shall provide written notice to Collateral Agent and each Lender within ten (10) days of such Chargor or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which such Chargor or any Subsidiary is the licensee (other than over the counter software that is commercially available to the public).

5.	Centre of main interests and establishments.

For the purpose of The Council of the European Union Regulation No. 1346/200 on Insolvency Proceedings (the “Regulation”), the centre of main interest of each of the Chargors is situated in England and Wales.

STRICTLY PRIVATE AND CONFIDENTIAL

6.	Times for Making Representations and Warranties

6.1	The representations and warranties set out in this Deed are made by each Chargor on the date of this Deed and are deemed to be repeated thereafter on each day of the Security Period.

6.2	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.

STRICTLY PRIVATE AND CONFIDENTIAL

SCHEDULE 4

COVENANTS

1.	NEGATIVE PLEDGE

1.1	Each Chargor undertakes that it will not at any time create, incur, allow, or suffer any Lien on any of its Charged Property, or assign or convey any right to receive income or permit any of its Subsidiaries to do so or permit any Charged Property not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favour of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting a Chargor, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Chargor’s or such Subsidiary’s Intellectual Property.

2.	NO DISPOSALS

Notwithstanding the terms of any other Loan Document, the Chargor undertakes that it will not at any time convey, sell, lease, licence, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of the Charged Property, other than (a) in respect of Permitted Licences or (b) having obtained the prior written consent of the Collateral Agent.

3.	ENFORCEMENT OF RIGHTS

Each Chargor shall use all reasonable endeavours to:

3.1	procure the prompt observance and performance by the relevant party of the covenants and other obligations imposed on the Chargor’s counterparties; and

3.2	enforce any rights and institute, continue or defend any proceedings relating to any of the Charged Property which the Collateral Agent may from time to time require, in each case, at the Chargor’s cost.

4.	INFORMATION AND ACCESS

4.1	Each Chargor shall deliver to the Collateral Agent from time to time on request such information about its business, the Charged Property and its compliance with the terms of this Deed as the Collateral Agent may reasonably require.

4.2	Each Chargor shall permit the Collateral Agent and/or its representatives, agents or contractors free access at any time upon reasonable notice (but without notice in the case of emergency) to the Charged Property and any books, accounts and records relating to them to examine the state and condition of those assets, to inspect and take copies and extracts from those books, accounts and records, to comply with or object to any direction or notice or other matter served on it or to carry out any repairs or take any other action (including the payment of money) which the Collateral Agent considers reasonably necessary or desirable to remedy any failure to comply with any obligation of the Chargor under the Loan Documents.

STRICTLY PRIVATE AND CONFIDENTIAL

5.	COVENANTS AND LEGAL OBLIGATIONS

Each Chargor shall:

5.1	observe, perform and otherwise comply with all covenants and other obligations and matters (whether or not contained in any agreement or other document) from time to time affecting any of the Charged Property or their use or enjoyment and (if required by the Collateral Agent) produce evidence to satisfy the Collateral Agent that it is complying with this obligation;

5.2	comply with all (and not permit any breach of any) bye-laws, other laws and regulations affecting any of the Charged Property; and

5.3	pay (or procure the payment of) all rents, rates, taxes, charges, assessments, impositions and other outgoings of any kind which are from time to time payable (whether by the owner or the occupier) in respect of any of the Charged Property and (if required by the Collateral Agent) produce evidence of payment to satisfy the Collateral Agent.

6.	NOTIFICATION

Each Chargor shall notify the Collateral Agent with details of all Intellectual Property (including applications for registration) granted to or filed by or on behalf of it that comes into existence after the date of the Deed and shall promptly notify the Collateral Agent of any existing or future contracts for it to acquire (by licence or otherwise) any Intellectual Property.

7.	PRESERVATION OF INTELLECTUAL PROPERTY

7.1	Each Chargor shall and shall procure that each of its Subsidiaries shall:

(a)	use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to such Chargor or Subsidiary’s business;

(b)	promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and

(c)	not allow any Intellectual Property material to such Chargor or Subsidiary’s business to be abandoned, forfeited or dedicated to the public without the Collateral Agent’s prior written consent.

7.2	If each Chargor or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered design, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, servicemark or design, then the Chargor or such Subsidiary shall substantially contemporaneously provide written notice thereof to the Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as the Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favour of the Collateral Agent, for the ratable benefit of the Lenders, in such property. Such Chargor or such Subsidiary shall promptly provide to the Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for the Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

7.3	Each Chargor shall provide to each Lender prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.

STRICTLY PRIVATE AND CONFIDENTIAL

EXECUTION OF THE DEED:

The Chargors

EXECUTED as a deed by	)
Director, duly authorised for and on behalf of	)	/s/ Kurt Lemvigh CEO
LOMBARD MEDICAL TECHNOLOGIES LIMITED, in the presence of:	)

Signature of Witness:		/s/ Peter Phillips
Name of Witness:		Peter Phillips
Address of Witness:
Occupation of Witness:		Company Director

Address for notices: Lombard Medical House, 4 Trident Park, Didcot, OX11 7HJ, United Kingdom

Richard.Pearce@lombardmedical.com

Fax number: [ ]

For the attention of: Richard Pearce

[Signature Page to IP Security Agreement]

STRICTLY PRIVATE AND CONFIDENTIAL

EXECUTED as a deed by	)
Director, duly authorised for and on behalf of	)	/s/ Kurt Lemvigh CEO
LOMBARD MEDICAL LIMITED, in the presence of:	)

Signature of Witness:		/s/ Peter Phillips
Name of Witness:		Peter Phillips
Address of Witness:
Occupation of Witness:		Company Director

Address for notices: Lombard Medical House, 4 Trident Park, Didcot, OX11 7HJ, United Kingdom

Richard.Pearce@lombardmedical.com

Fax number: [ ]

For the attention of: Richard Pearce

[Signature Page to IP Security Agreement]

STRICTLY PRIVATE AND CONFIDENTIAL

THE COLLATERAL AGENT

EXECUTED as a deed by	)
a duly authorized signatory for and on behalf of	)	/s/ Colette H. Hastings
OXFORD FINANCE LLC	)	Colette H. Hastings
Senior Vice President

[Signature Page to IP Security Agreement]